Exhibit 10.31

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

AMENDMENT TO THE DEVELOPMENT AND LICENSE AGREEMENT

This AMENDMENT TO THE DEVELOPMENT AND LICENSE AGREEMENT (“Amendment”) is executed to be effective this 5th day of January 2004, by and between Trimeris, Inc. (“Trimeris”), and F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (collectively, “Roche”).

WHEREAS, Trimeris and Roche have previously entered into a Development and License Agreement (including its Appendices) dated as of the 1st day of July 1999, by and between Trimeris and Roche (the “Agreement”), which sets forth the Parties’ rights, duties and obligations under the Agreement; and

WHEREAS, Section 5.2 and Appendix D of the Agreement prohibit Roche from unilaterally adopting a marketing budget that calls for spending more than the limits set forth in Appendix D; and

NOW, THEREFORE, in consideration for the foregoing promises and for good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the Parties hereby agree as follows:

1.	Paragraph 3(e) shall be added to Appendix D as follows:

Notwithstanding paragraph 3(a) above, Roche shall be permitted to adopt a budget that calls for spending more than * during the period from Launch through the end of the next full calendar year after the year of the Launch (“U.S. First Year”). For purposes of this Amendment and the calculations herein, * for U.S. First Year is set at * as approved by the NAJMC pursuant to Section 3(a) above. For avoidance of doubt, this provision does not affect the marketing spending limits set forth in paragraph 3(a) for subsequent years; nor does it commit either party to agree to waive the caps in future years. Trimeris shall be fully responsible for its 50% pro rata share of all marketing and promotion expenses actually incurred during the U.S. First Year, including the amount in excess * (the “Additional Marketing Expense”) up to a maximum of the budget established by the NAJMC for total shared Marketing and Promotion Expenses for the U.S. First Year, which budget will include actual expenses for 2003 and which budget is expected to be established by the end of the first quarter of 2004. *.

2.	Paragraph 3(f) shall be added to Appendix D as follows:

Trimeris shall repay * in accordance with the provisions of this paragraph. Repayment of * shall be triggered by the attainment of certain cumulative AGS milestones as set forth in the table below:

*

*.

The following example is provided for illustration and clarification. *.

3.	Paragraph 3(g) shall be added to Appendix D as follows:

* shall be made in US dollars by wire transfer to a bank account designated by Roche. At Roche’s option, Roche may accept repayment in the form of services rendered by Trimeris or as an offset against any payments due and owing to Trimeris. If any * repayment is not made in full by the first day of the quarter, Trimeris shall be liable for and shall pay interest on the balance owed at a rate equal to the *. Failure to make a * within * of the first day of the quarter shall constitute material breach of the Agreement.

4.	Paragraph 3(h) shall be added to Appendix D as follows:

Upon expiration of this Agreement or termination by Roche for cause pursuant to Article 9 of the Agreement, the full amount of any portion of * still due and owing shall become due and payable * or pursuant to one of the repayment schedules outlined in paragraph 2 above if such payments are already ongoing and would result in full repayment in *. The first payment pursuant to an * is due on the later of the first day of the first full quarter after the termination/expiration date or 30 days after the termination/expiration date. If the Agreement is terminated by Trimeris for cause, the balance of * shall be offset against any amounts owed by Roche to Trimeris. Any remaining balance still owed to Roche shall then be repaid according to a schedule to be agreed upon by the parties.

5.	Entire Agreement. This Amendment, along with the Agreement previously executed by the Parties, shall constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. All other terms of the Agreement shall remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail in effect.

REST OF PAGE INTENTIONALY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day and year first above written.

TRIMERIS, INC.		HOFFMANN-LA ROCHE INC.

By:	/s/ DANI P. BOLOGNESI	By:	/s/ DENNIS BURNS
	Dani P. Bolognesi, Ph.D.		Dennis Burns
	Chief Executive Officer		Vice President
Global Head of Business Development

F. HOFFMANN-LA ROCHE LTD

By:	/s/ BRADLEY BOLZON
Bradley Bolzon, Ph.D.
Executive Vice President
Business Development,
Licensing & Alliances

By:	/s/ STEFAN ARNOLD
Name:	Stefan Arnold
Title:	Vice President